Exhibit 99.1

Report of Independent Auditor

To the Board of Directors and Shareholders of

Wheeler Real Estate Investment Trust, Inc.

Report on the Statement

We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of Warren Commons Shopping Center (the “Property”) for the year ended December 31, 2012.

Management’s Responsibility for the Statement

Management is responsible for the preparation and fair presentation of this Statement, in accordance with accounting principles generally accepted in the United States of America, that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this Statement based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement referred to above present fairly, in all material respects, the revenue and certain operating expenses of the Property for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

Matter of Emphasis

The accompanying Statement was prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of Wheeler Real Estate Investment Trust, Inc. and are not intended to be a complete presentation of the Property’s revenue and expenses.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

May 15, 2013

Warren Commons Shopping Center

Statement of Revenues and Certain Operating Expenses

For the Year Ended December 31, 2012

Year Ended December 31, 2012

REVENUES:
Rental Income	$595,833
Tenant reimbursements and other income	221,952

Total Revenues	817,785

CERTAIN OPERATING EXPENSES:
Property operating	141,909
Real estate taxes	124,303
Repairs and maintenance	26,613
Other	38,739

Total Certain Operating Expenses	331,564

Excess of Revenues Over Certain Operating Expenses	$486,221

See accompanying notes to statement of revenues and certain operating expenses.

Warren Commons Shopping Center

Notes to Statement of Revenues and Certain Operating Expenses

For the Year Ended December 31, 2012

1.	Business and Purchase and Sale Agreements

On May 13, 2013, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler Real Estate investment Trust, L.P., entered into two Purchase and Sale Agreements (the “Agreements”) to acquire Warren Commons Shopping Center, a 46,465 square foot shopping center, and 11.66 acres of adjoining vacant land (collectively the “Property”), located in Warren County, Pennsylvania for a combined purchase price of approximately $5.45 million. Closing the Agreements is subject to obtaining the necessary financing and customary due diligence. The Property is 85% occupied and is anchored by a 9,100 square foot Dollar Tree store. Dollar Tree’s lease is currently in its first five-year renewal option which expires in February 2017 with one five-year option remaining. The Property is shadow-anchored by a Wal-Mart and Lowes Home Improvement store with an Easements with Covenants, Conditions and Restrictions agreement existing between the three properties covering common areas, access roads, utilities and other shared facilities.

2.	Basis of Presentation

The Statement of Revenues and Certain Operating Expenses (the “Statements”) has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and is not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statements. The Statement has been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

3.	Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all tenants on a straight line basis as of December 31, 2012:

Tenant	December 31, 2012

Dollar Tree	17.9%

Variety Buffet	15.4%

Maurices	10.2%

The termination, delinquency or nonrenewal of one of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of December 31, 2012.

The weighted average remaining lease terms for tenants at the property was 4.09 years as of December 31, 2012. Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of December 31, 2012 were as follows:

Years Ending December 31,

2013	$534,101
2014	502,070
2015	480,948
2016	408,919
2017	207,965
Thereafter	94,990

$2,228,994

The above schedule takes into consideration all renewals and new leases executed subsequent to December 31, 2012 until the date of this report.